Exhibit 10.67

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), executed February 3, 2006 and effective January 2, 2006 (the “Effective Date”) is by and between DTS, Inc., a Delaware corporation (the “Company”), and Daniel E. Slusser  (“you” or “Executive”) with reference to the following facts:

A.    You are currently serving as Chairman of the Company.

B.    The Company has requested that you enter into an agreement to continue to serve on the terms and conditions set forth in this Agreement as the Company’s Chairman of the Board of Directors, and you are willing to serve in such capacity on the terms and conditions set forth in this Agreement.

In consideration of the mutual agreements contained in this Agreement, you and the Company agree as follows:

1.     Term.  The term of your employment under this Agreement shall commence on the Effective Date and shall expire on May 31, 2007.  The term of your employment under this Agreement may be sooner terminated as provided in other provisions of this Agreement.

2.     Duties.  You agree to serve the Company as its Chairman of the Board of Directors.  Your duties will be those of similar officers for a company similar to the Company.  During the term of this Agreement, you agree that you will use your best efforts, on a part time basis, to advance, the business and welfare of the Company.  Notwithstanding the foregoing, you shall be permitted to serve as a director of or consultant to one or more other companies, provided that such companies do not compete in any manner with the business of the Company as now or hereafter conducted.

3.     Salary and Benefits.

(a)  Salary.  The Company shall pay you a salary at the rate of $100,000 per year payable biweekly and subject to payroll deductions as may be necessary or customary in respect of the Company’s salaried employees in general.

(b)  Vacations.  You shall be entitled to 4 weeks paid vacation per calendar year during the term of this Agreement.  Any unused pro-rata portion (not to exceed 180 hours of accumulation) of your annual paid vacation shall be paid to you upon termination of your employment for any reason.

(c)  Annual Bonus, Inventive, Savings and Retirement Plans.  You shall be entitled to bonuses as deemed appropriate by the Board of Directors of the Company.  You shall also be entitled to participate in all annual bonus, incentive, stock option, savings and retirement plans, practices, policies and programs applicable generally to other employees of the Company of a similar class (as determined by the Board of Directors) (“Similar Employees”).

(1)   Stock Options.  You shall be granted stock options to be vested over four consecutive 12-month periods as per your Stock Option Agreement with the Company and administered under the Company’s Stock Option Plan.  Additional stock options may be granted to you during the period of this agreement to the extent granted to other employees of the company of a similar class and as determined by the Board of Directors.

(2)   Incentive Plan.  You shall be entitled to participate in Company Incentive Plans as applicable generally to other employees of the Company of a similar class and as determined by the

Board of Directors.  You shall be entitled to bonuses as deemed appropriate by the board of Directors with respect to the realization of the Company’s Incentive Plan objectives.

(3)   Annual Bonus.  You shall be entitled to participate in the annual bonus plan as applicable generally to other employees of the company of a similar class and as determined by the plan and the Board of Directors.

(4)   Savings and Retirement Plans.  You shall be entitled to participate in savings and retirement plans and any other practices, policies and programs applicable generally to other employees of the company of a similar class and as determined by the Board of Directors.

(d)   Welfare Benefit Plans.  You shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to similar employees of the Company, including but not limited to directors’ and officers’ liability insurance.

(e)   Expenses.  You shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by you in accordance with the policies, practices and procedures as in effect generally with respect to Similar Employees of the Company.  You shall be authorized to fly first class on all flights over 2 hours in duration.  You shall receive $1,000 per month as an automobile allowance.

(f)    Insurance and Indemnity.  The Company shall, upon your request, execute a separate indemnification agreement providing maximum indemnification to you under Delaware law, and may, in the sole discretion of its Board of Directors, acquire directors and officers insurance.  Any directors and officers insurance acquired by the Company shall extend to you to the same extent it extends to any other director or officer of the Company.

(g)   Other Benefits.  You shall be entitled to other benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to those extended to the Chairman and other similar employees of the Company.

4.     Death or Disability of Employee.  If you die or become disabled prior to the expiration of this Agreement, your employment under this Agreement will automatically terminate.  “Disability” means any physical or mental illness that renders you unable to perform your agreed-upon services under this Agreement for six consecutive months or an aggregate of 270 days, whether or not consecutive, during any consecutive 12-month period.  Disability shall be determined by a licensed physician not affiliated with you or the Company.  However, you shall have the right to have your physician present or consulted.  In the event of your death or disability, the amounts pursuant to this Agreement through the date of your death or disability will be paid to you or your beneficiaries.  Such benefits shall include your Stock Option Benefits.

5.     Termination for Cause.  By majority vote of the Board (with you abstaining) and with ten days’ prior written notice, your employment under this Agreement may be terminated by the Company for “good cause.”  If the Company alleges there are grounds for a Termination for Cause, they will specify in writing the reasons and you shall have ten (10) business days in which to cure same.  The term “good cause” is defined as any one or more of the following occurrences:

(a)  Gross negligence, material violation by you of any duty, or any other material misconduct on your part;

(b)   Your conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime punishable by imprisonment in the jurisdiction involved; or

(c)   Your commission of an act of fraud, whether prior to or subsequent to the date of this Agreement, upon the Company.

In the event of termination for “good cause,” your salary, benefits, and unexercised stock options will terminate as of the last day of the month in which proper notice of your termination was given to you.

6.     Other Termination.  If you are terminated for any reason other than good cause, or are subject to “Constructive Termination” (as defined below), you shall be entitled to severance pay equal to the remaining salary due under the term of this Agreement.  You shall be entitled to a lump sum severance payment without a duty to mitigate.  Subject to approval by the Administrator, as defined in the Company’s Stock Option Plan, which approval shall be sought at the time of the consideration by the Board of Directors of this Agreement, all options granted to you (incentive and non-statutory) shall provide that, in the event of your termination of employment (including constructive termination) for other than “good cause,” as defined herein, that each such option (a) shall immediately vest and (b) shall be exercisable for the period set forth in the option agreement (but not in excess of the specified maximum term of such option).  You shall also be entitled to continue to receive such benefits as you are receiving at the time of termination, e.g. health plans, etc., until the end of the term of this Agreement.

“Constructive Termination” means a termination of this Agreement resulting from any material failure by the Company to fulfill its obligations under this Agreement which is not cured within thirty (30) days after receipt of written notice by the Company from Executive specifying the nature of the failure, which failure shall include, but shall not be limited to (a) removal of the Executive, other than removal as a result of a termination for cause or voluntary termination, as Chairman of the board of Directors of the Company or any material change by the Company in the functions, duties or responsibilities of Executive from those in which Executive was engaged under this Agreement without the consent of Executive, (b) a material, non-voluntary reduction in Executive’s base salary and eligibility for bonus amounts, or (c) an occurrence of a Change in Control (as defined).

“Change of Control” means that time at which any person or group of persons (other than the shareholders of the Company on the closing date of the Reorganization) becomes the beneficial owner of a percentage of the Company’s voting stock equal to at least 51% or (ii) all or substantially all of the Company’s assets are sold as an entirety or substantially as an entirety to any person.

7.  Confidential Information.  You shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which you shall have obtained during your employment by the Company or any of its affiliated companies (including the Partnership and Digital Theater Systems Corp.) and which shall not be or become public knowledge (other than by acts by you or your representatives in violation of this Agreement).  After termination of your employment with the Company, you shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it in writing.  You acknowledge that such action could cause irreparable harm to the Company and that the Company may obtain an injunction or other equitable relief to enforce this provision.  Furthermore, upon termination of this Agreement, you will promptly deliver to the Company all books, memoranda, records and written data in original form of every kind relating to the business and affairs of the Company that may then be in your possession, custody or control.

8.     Non-Compete.  You agree that for the period commencing on the date of this Agreement and ending upon the termination or expiration of your employment with the Company (the “Restricted Period”), except on behalf of the company and its affiliates in accordance with this Agreement, you shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist, for compensation or otherwise, any person or entity that engages in or owns, invests in, operated, manages or controls any venture or enterprise that engages in any activity, involving the research, development, licensing or sale of multi-channel (surround sound) digital audio encoding technology for consumer applications, or involving the research, development, licensing, manufacture or sale of multi-channel (surround sound) digital audio coding equipment for theatrical application, digital image restoration or digital content distribution or services related thereto, (the “Business”); provided, however, that nothing contained in this Agreement shall be construed to prevent you from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if you are not involved in the business of said corporation and if you and your affiliates collectively do not own more that an aggregate of 5% of the stock of such corporation.

9.     Non-Solicitation.  Without limiting the generality of the provisions of Section 8 above, you agree that during the Restricted Period, except on behalf of the Company and its affiliates in accordance with this Agreement, you will not interfere with or disrupt or attempt to disrupt the Company’s business relationship with its customers or suppliers or solicit any of the employees of the Company to leave the employment of the Company.

10.   Inventions.  All processes, technology, inventions, ideas, improvements, discoveries, trademarks or tradenames relating to the Business, including any implementation and applications, conceived, developed, invented, made or found by you, alone or with others, during your employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by you to the Company.  You shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to vest title to any such Inventions in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

11.   Arbitration.  You and the Company agree that any dispute arising under or in connection with this Agreement, including any dispute involving your employment or the termination of that employment (whether based on contract, tort or statutory duty or prohibition, including any prohibition against discrimination or harassment), shall be submitted to binding arbitration in accordance with California Code of Civil Procedure §§ 1280 — 1294.2 before a single neutral arbitrator.  You and the Company understand that each is waiving its rights to a jury trial.

The party demanding arbitration shall submit a written claim to the other party setting out the basis of the claim.  Demands shall be presented in the same manner as notices under this Agreement.  You and the Company will attempt to reach agreement on an arbitrator within ten (10) business days of delivery of the arbitration demand.  After this ten (10) business day period, either you or the Company may request a list of seven professional arbitrators from the American Arbitration Association or another mutually agreed service.  You and the Company will alternately strike names until only one person remains and that person shall be designated as the arbitrator. The party demanding arbitration shall make the first strike.

The arbitration shall take place in or within five miles of Agoura Hills, California, at a time and place determined by the arbitrator.  Each party shall be entitled to discovery of essential documents and witnesses and to deposition discovery, as determined by the arbitrator, taking into account the mutual desire to have a fast, cost-effective, dispute-resolution mechanism.  You and company will attempt to cooperate in the discovery process before seeking the determination of the arbitrator.  Except as otherwise determined by the arbitrator, you and the Company will each be limited to no more than three (3) depositions.  The arbitrator shall have the powers provided in California Code of Civil Procedure §§ 1282.2 — 1284.2 and may provide all appropriate remedies at law or equity.

The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by either you or the Company and shall apply the standards governing such motions under California law, unless the standards of another judicial forum supercede California law.  The Arbitrator shall render, within sixty (60) days of the completion of the arbitration, an award and a written, reasoned opinion in support of that award.  Judgment on the award may be entered in any court having jurisdiction.

The Company will pay the arbitrator’s expenses and fees, all meeting room charges and any other expenses that would not have been incurred if the case were litigated in the judicial forum having jurisdiction over it.  Unless otherwise ordered by the arbitrator pursuant to law or this Agreement, each party shall pay its own attorney fees, witness fees and other expenses incurred by the party for his or her own benefit.  Executive’s share of any filing, administration or similar fee shall be no more than the then current filing or other applicable fee in California Superior Court or, if applicable, other appropriate tribunal with jurisdiction.

12.   Miscellaneous.

12.1         Modification and Waiver of Breach.  No waiver or modification of this Agreement shall be binding unless it is in writing signed by you and the Company.  No waiver of a breach of this Agreement shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

12.2         Notices.  All notices and other communication required or permitted under this Agreement shall be in writing, served personally on, mailed by certified or registered United States mail or nationally recognized express mail courier to, the party to be charged with receipt thereof.  Notices and other communications served by mail shall be deemed given hereunder upon delivery if served in person or delivered by express courier, or 72 hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage prepaid and duly addressed to whom such notice or communication is to be given in the case of (a) the Company, 5171 Clareton Drive, Agoura Hills, California 91301, Attention: General Counsel, or (b) to you, to the address set forth below your name on the signature page of this Agreement.  You and the Company may change their address for purposes of this Section by giving to the party intended to be bound thereby, in the manner provided herein, a written notice of such change.

12.3         Counterparts.  This instrument may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

12.4         Construction of Agreement.  This agreement shall be construed in accordance with, and governed by, the internal laws of the State of California.

12.5         Severability Clause.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

12.6         Complete Agreement.  This instrument constitutes and contains the entire agreement and understanding concerning your employment and the other subject matters addressed in this Agreement between you and the Company, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof (including any previous agreements relating to your employment with Digital Theater Systems, Inc., Digital Theater System Corp. or the Partnership).  This is an integrated document.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

EMPLOYEE:	THE COMPANY:

DTS INC.

/s/ Daniel Slusser	By:	/s/ Jon Kirchner
DANIEL SLUSSER		Jon Kirchner
Address: As provided to the		President & CEO
Company’s Human Resources
Department